Exhibit 10.32

Loan Agreement

between	BCM Europe AG (CHE-350.189.177)	“Lender”
Acting by Kuk Hyoun Hwang, CEO
Gotthardstrasse 26, Zug, Switzerland

and	OSR Holdings Ltd.	“Borrower”
Acting by Gihyoun Bang, CFO
Hoedong-gil 37-36, B 3FL, Paju, Gyeonggi-do
Republic of Korea 100881

hereinafter jointly referred to as “Parties” and individually referred to as “Party”

regarding	Provision of Working Capital

Preamble

The Lender is a stock corporation (Aktiengesellschaft) under Swiss law with its registered office in Zug, which is entered in the Commercial Register of the Canton of Zug under company number CHE-350.189.177.

The Borrower is a stock corporation (Aktiengesellschaft) under Korean law with its registered office in Paju, South Korea.

The Lender agrees to make a loan to the Borrower in accordance with this Agreement.

NOW, THEREFORE, the Parties agree as follows:

A.	Amount, Disbursement and Purpose of the Loan

1.	The Lender provides the Borrower with a loan of USD 300,000.00 (“Loan”).

2.	The Borrower shall use the Loan as working capital, including, but not limited, to providing working capital to subsidiaries.

3.	The Lender shall transfer the full principal amount of the Loan, within ∎[five] business days after execution of this Agreement to the following bank account of the Borrower:

•	SWIFT Code: IBKOKRSEXXX

•	Account No.: [**]

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Loan Agreement

•	Account Name: OSR Holdings

•	Bank Name: Industrial bank of Korea

•	Bank Address: Eulji-ro, 82 IBK Finance Tower, Fl. 16, Jung-gu, Seoul, Republic of Korea

B.	Interest

4.

The Loan shall bear interest at a rate of 3.0% per annum from the date of receipt in the account of the Borrower (value date). In the event of early re-payment, interest will only be payable on the outstanding loan amount.

5.	The interest is calculated taking into account the effective calendar days and assuming an interest year of 360 days (current/360).]

6.	The interest is due upon repayment of the loan.

C.	Duration

7.	This Agreement shall enter into force upon signature by both Parties and shall terminate automatically upon repayment of the Loan plus interest.

8.	The Loan is granted for a fixed term until 11.07.2025 (“Maturity Date”). However, the Borrower has the right to repay the Loan, in whole or in part, before the Maturity Date.

D.	Status of the Loan and Representations

9.

The Loan shall constitute unsecured, unsubordinated obligations of the Borrower and ranking pari passu with all other unsecured, unsubordinated obligations of the Borrower, save for certain obligations preferred by law, regulation, judgement order or directive of any governmental, administrative or judicial authority, of the Borrower.

10.

The Lender hereby represents and warrants to the Borrower that (i) it is not overindebted at the time when the Loan is provided and (ii) a total loss of the Loan is economically and financially bearable for it.

E.	Final Provisions

11.	The parties undertake not to transfer the rights and obligations granted to them in this Agreement to third parties.

12.	All amendments and supplements to the Agreement as well as the cancellation of this Agreement shall be valid only if made in writing and unanimously agreed by all Parties.

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Loan Agreement

13.

If individual provisions of this Agreement prove to be invalid, this shall not affect the validity of the remaining provisions. The invalid provisions shall be replaced by such legally permissible provisions that are as close as possible in factual and economic terms to the invalid provisions. This provision shall also apply mutatis mutandis to contractual loopholes.

14.

With the exception of the amendments to the Agreement, the communications referred to in this Agreement may also be made in a form of communication other than writing, which must, however, enable proof by text and proof of receipt by the recipient within the time limit.

15.

The waiver by a Party of the right to demand compliance with contractual rights and obligations in a particular case shall not constitute a waiver of the right to enforce such rights. A tolerated state in breach of the Agreement shall not constitute a right to continue or a vested right or forfeiture of the right of the other Parties to demand compliance with the provisions of the Agreement.

16.	Subject to any provisions to the contrary, the Parties shall each bear their own costs and taxes arising from this Agreement.

17.	The place of performance shall be the registered office of the Lender.

F.	Applicable Law and Jurisdiction

18.

This Agreement and all claims of the Parties in connection with this Agreement shall be governed exclusively by Swiss law, excluding international conventions to the greatest extent permissible and possible.

19.	The exclusive place of jurisdiction is Basel.

Zug/Paju, 11 July, 2024

BCM Europe AG	OSR Holdings Co., Ltd.

/s/ Kuk Hyoun Hwang	/s/ Gihyoun Bang
Kuk Hyoun Hwang, CEO	Gihyoun Bang, CFO

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